UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2007
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont,California	94538
(Address of Principal	(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.
Refinancing of Corporate Credit Facilities; Redemption of Outstanding Subordinated Convertible Notes; Existing Available Borrowing Under Working Capital Credit Facilities
On July 27, 2007, Asyst Technologies, Inc. entered into a credit agreement with KeyBank National Association, as Administrative Agent and Lead Manager. The agreement provides for a $137.5 million multi-currency senior secured credit facility, comprising an $85 million term loan facility and a $52.5 million revolving credit facility (including a $10 million limit for swing line loans and a $20 million sublimit for the issuance of multi-currency standby letters of credit issued by KeyBank). The parties may amend the credit agreement to increase the revolving credit facility to $65 million (increasing to $150 million the total available borrowing under both the term loan and revolving credit facilities).
The maturity date for both the term loan facility and the revolving credit facility will be five years after the closing date of July 27, 2007. Under the credit agreement, we will be able to borrow, repay and re-borrow up to the total revolving credit commitment until the maturity date; however, under the term loan facility any principal we repay may not be re-borrowed.
Interest on the credit facilities is based on the applicable margin plus either (i) US dollar or Japanese Yen LIBOR (or such other indices as may be agreed upon), or (ii) for dollar denominated loans only, the higher of (a) the KeyBank prime rate, or (b) the Federal Funds rate plus 0.50 percent. The applicable margin ranges from 1.00 percent to 2.75 percent, depending on various factors set forth in the credit agreement. The agreement also requires a range of commitment, letter of credit and other fees.
During the term of the credit agreement, we are required to comply with certain negative and affirmative covenants, including limitations on dividends, loans and investments, indebtedness, asset sales, capital expenditures and fundamental corporate changes. In addition, until such time that the term loan facility has been repaid in full, we are required to make mandatory prepayments in an amount equal to 100 percent of the net cash proceeds from specified asset sales (other than sales or other dispositions of inventory in the ordinary course of business), and 50 percent of the net cash proceeds from the issuance of equity securities. The credit facility is secured by liens on substantially all of our assets, including the assets of certain subsidiaries.
The credit agreement contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare the outstanding advances and all other obligations under the credit agreement immediately due and payable.
Concurrent with the closing of the new credit facilities, we used proceeds to repay approximately $55 million outstanding under the previously announced credit agreement with Bank of America, and we have terminated that agreement. On July 27, 2007, we also provided notice to U.S. Trust Bank, as Trustee under our outstanding $86.25 million 5 3/4% convertible subordinated notes due July 3, 2008, to redeem these subordinated notes in full on or before August 31, 2007. In conjunction with the redemption, we also will pay the note holders interest accrued through the date of redemption and an additional redemption premium payment of approximately 0.82 percent of the outstanding principal amount of the notes. On July 30, 2007, we delivered $87.7 million to U.S. Trust Bank to be held in escrow to defease our redemption payment obligations described above. Of this amount, approximately $69.9 million comprised proceeds from the new credit facilities, and approximately $17.8 million was from our available cash.
The net availability of borrowing under the KeyBank credit facilities is subject to limitations under consolidated senior leverage, consolidated total leverage and consolidated fixed charge financial covenants. As of July 27, 2007, the full $137.5 million is available for borrowing under those facilities, and we have drawn down approximately $125 million in Japanese Yen under the facilities (with the remaining $12.5 million in available borrowing used to support two standby letters of credit issued by KeyBank under the credit facilities).
Bank fees, costs and related legal and other expenses amount to approximately $3.6 million and will be amortized as additional interest expense over the five-year term of the credit facilities. In conjunction with repayment and termination of the credit agreement with Bank of America and redemption of our outstanding convertible subordinated notes we also expect to accelerate the amortization of previously incurred fees, costs and related expenses remaining under those facilities (which includes the accrued interest and redemption premium discussed above), and incur related non-cash charges of approximately $3.5 million in our fiscal second quarter ending September 30, 2007.
Under the term of our agreement with Shinko Electric Co, Ltd. (Shinko), dated July 14, 2006, to purchase 44.1 percent of additional equity in Asyst Shinko, Inc. (ASI), we have maintained through Bank of America a letter of credit in favor of Shinko of JPY 1.3 billion (or approximately $11 million based on exchange rates as of July 31, 2007). This letter of credit secures our obligations to purchase from Shinko the remaining 4.9 percent of outstanding equity in ASI. Under the credit facilities discussed above, KeyBank has issued a replacement letter of credit in favor of Shinko honoring the same original conditions. In order to facilitate issuance of this replacement letter of credit, we have provided cash collateral to Bank of America to support the original letter of credit following termination of the Bank of America senior credit facility and until the time when Shinko returns that letter of credit to Bank of America for cancellation.
Working Capital Credit Facilities in Japan
As of July 31, 2007, we have the following lines of credit available through our subsidiaries in Japan for working capital purposes:

	Asyst Shinko, Inc.	Asyst Japan, Inc.
Available Borrowing	JPY 2 billion	JPY 200 million
Expiration/Due Date	June 30, 2008	February 29, 2008
Outstanding Borrowing as of July 31, 2007	0	JPY 42.4 million*

Available Borrowing	JPY 1 billion	JPY 200 million
Expiration/Due Date	September 30, 2007	June 2, 2008
Outstanding Borrowing as of July 31, 2007	0	JPY 42.4 million*

Available Borrowing	JPY 1 billion	JPY 200 million
Expiration/Due Date	June 30, 2008	June 30, 2008
Outstanding Borrowing as of July 31, 2007	0	0

Available Borrowing	JPY 1 billion	—
Expiration/Due Date	September 30, 2007	—
Outstanding Borrowing as of July 31, 2007	0	—

Total Available Borrowing under All Lines of Credit	JPY 5 billion	JPY 600 million

	Asyst Shinko, Inc.	Asyst Japan, Inc.
- at exchange rates effective July 31, 2007	USD $42,197,219	USD $5,063,666

Total Outstanding Borrowing as of July 31, 2007	0	JPY 42.4 million

- at exchange rates effective July 31, 2007	0	USD $357,832

*	JPY 42.4 million is the aggregate outstanding amount as of July 31, 2007 under both lines of credit identified above.
The applicable interest rates for the above-referenced lines are either (a) variable based on the Tokyo Interbank Offered Rate (TIBOR) (currently 0.62 percent), plus margins of 0.30 percent to 1 percent, or (b) fixed at annual interest rates between 1.8 percent and 2.3 percent. No guarantees or collateral are required for the above lines, but ASI and AJI will generally be required to maintain compliance with certain financial covenants.
Item 1.02 Termination of Material Definitive Agreement.
On July 27, 2007, we terminated the credit agreement with Bank of America described in Item 1.01 above and provided notice of redemption of our outstanding convertible subordinated notes, which information is incorporated by reference into this Item 1.02.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 27, 2007, we entered into the credit agreement described in Item 1.01 above, which information is incorporated by reference into this Item 2.03.
Information provided above regarding direct financial obligations as of July 31, 2007 of our subsidiaries, Asyst Shinko, Inc. and Asyst Japan, Inc., is incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits:

99.1	Press release titled “Asyst Will Redeem Outstanding $86 Million Convertible Subordinated Debenture, Establishes New $138 Million Credit Facility”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: August 2, 2007	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release titled “Asyst Will Redeem Outstanding $86 Million Convertible Subordinated Debenture, Establishes New $138 Million Credit Facility”